Exhibit 11- Statement Re Computation of Earnings Per Share

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Basic:
Average shares outstanding	13,714,820	13,702,164	13,713,526	13,701,919
Net income	$ 7,146,599	$ 7,169,560	$20,563,836	$20,051,979
Per share amount	$0.52	$0.52	$1.50	$1.46
Diluted:
Average shares outstanding	13,714,820	13,702,164	13,713,526	13,701,919
Net effect of dilutive stock options - based on the treasury stock method using average market price	215,072	258,129	225,926	258,129
Diluted shares	13,929,892	13,960,293	13,939,452	13,960,048
Net income	$ 7,146,599	$ 7,169,560	$20,563,836	$20,051,979
Per share amount	$0.51	$0.51	$1.48	$1.44

Note: Antidilutive stock options totaling 119,863 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2005. Antidilutive stock options totaling 117,363 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2005. Antidilutive stock options totaling 109,413 shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2004. Antidilutive stock options totaling 109,413 shares were not included in the calculation of diluted earnings per share for the nine months ended September 30, 2004.